SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 16, 2011

EDGAR Online, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	001-32194	06-1447017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11200 Rockville Pike Rockville, MD		20852
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 287-0300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 16, 2011, EDGAR Online, Inc. (the “Company”) received a notice from The NASDAQ Stock Market stating that the bid price of the Company’s common stock was below $1.00 per share for 30 consecutive business days and that, as a result, the Company no longer meets the NASDAQ Capital Market’s minimum bid price requirement for continued listing set forth in Listing Rule 5550(a)(2).

The notice states that the Company has 180 calendar days, or until March 14, 2012, to regain compliance with the rule. Specifically, if at any time before March 14, 2012, the closing bid price of the Company’s common stock closes above $1.00 for a minimum of 10 consecutive business days, the NASDAQ staff will determine that the Company complies with the minimum bid price requirement and the Company will be provided with written confirmation of compliance. If the Company has not achieved compliance at that time, it may be eligible for additional time if the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the NASDAQ Capital Market and if the Company provides written notice of its intention to cure the minimum bid deficiency during the second compliance period. If it appears to the NASDAQ staff that the Company will not be able to cure the deficiency or if the Company is not otherwise eligible for the time extension, the NASDAQ staff will provide the Company with written notification that the Company’s common stock will be subject to delisting from The NASDAQ Capital Market and, at such time, the Company may appeal the delisting determination to a Hearings Panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGAR Online, Inc.

By:	/s/ Steven Friedman
Steven Friedman, General Counsel

Dated: September 21, 2011